UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2009

Vu1 CORPORATION

(Exact Name of Registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

000-21864	84-0672714
(Commissioner File Number)	(IRS Employer Identification No.)

557 Roy Street Suite 125 Seattle, WA 98109
(Address of principal executive offices)

(888) 985-8881
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

As previously disclosed, effective December 9, 2008, Sendio s.r.o (“Sendio”), a wholly owned subsidiary of Vu1 Corporation (“Vu1”) entered into a purchase agreement (the “Purchase Agreement”) with Milan Gottwald (“Gottwald”), an individual, for certain land and buildings (principally office and manufacturing facilities) located in the city of Olomouc in the Czech Republic that Sendio currently rents from Gottwald pursuant to a lease agreement entered into on May 28, 2008 and which terminates on June 30, 2009.  The scheduled closing date for ownership transfer of the Premises is July 1, 2009.

The Purchase Agreement specified that the purchase price would be paid by installments into an escrow account, with the first payment of CZK 11,000,000 (approximately US$500,000) to be paid on February 28, 2009.  Sendio did not make the payment on February 28, and on March 3, 2009 Sendio and Gottwald executed an amendment to the Purchase Agreement revising the payment terms under the Purchase Agreement.

Under the amendment, Sendio agreed to pay CZK 1,000,000 (approximately US$45,000) into the escrow account by March 10, 2009.  The balance of the escrow payment due on February 28 and the escrow payments due on April 30 and May 5, 2009, totaling CZK 15,500,000 (approximately US$705,000), have been deferred until May 16, 2009.

The amendment is attached hereto as Exhibit 10.1.

Item 9.01 Exhibits

10.1           Business Agreement - Made as the annex to the Purchase Agreement, dated March 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vu1 Corporation

Date: March 6, 2009	By:	/s/ Matthew DeVries
Matthew DeVries Chief Financial Officer